Exhibit 10.1

LITIGATION RESOLUTION AGREEMENT

This LITIGATION RESOLUTION AGREEMENT, is made and entered into as of the last date indicated below by and between VPR BRANDS, LP (“VPR”), and ELF BRAND, LLC (“EBL”), on the one hand, and SHENZHEN WEIBOLI TECHNOLOGY CO. LTD, SHENZHEN IMIRACLE TECHNOLOGY CO. LTD., IMIRACLE (HK) LIMITED, HEAVEN GIFTS INTERNATIONAL LIMITED, YLSN DISTRIBUTION LLC, ECTO WORLD LLC, D&A DISTRIBUTION LLC, UNISHOW (U.S.A.), INC., SV3 LLC D/B/A MI-POD, KINGDOM VAPOR INC., and GD SIGELEI ELECTRONIC TECH. CO LTD., WATERFALL HOLDING LLC, LA VAPOR, INC., WORLD WHOLESALE INC., G&A WHOLESALE DISTRIBUTORS INC., and KLOUD KING DISTRIBUTORS, INC. D/B/A KKSMOKE.COM (collectively, “Defendants”).

WHEREAS, VPR alleges it owns all rights in and to U.S. Trademark 5,486,616 (“the ‘616 Trademark”) for the mark ELF in in International Class 34 for use in connection with “Electronic cigarette lighters; Electronic cigarettes; Smokeless cigarette vaporizer pipe,”; and

WHEREAS, VPR, EBL, currently market certain product lines under the ELF brand, including, but not limited to, the ELF Auto Draw Conceal Kit products, a reusable (non-disposable) bar-shaped e-cigarette featuring a buttonless design, high-capacity battery, and a high-end aluminum body in a variety of colors, and ELF high-capacity e-cigarette batteries designed to be connected to industry standard refillable 510 mouthpieces; and

WHEREAS, VPR alleges it owns all right, title and interests in United States Patent Number 8,205,622 entitled “Electronic Cigarette” (“the ‘622 Patent”); and

WHEREAS, on October 13, 2022, VPR filed VPR Brands, LP v. Shenzhen Weiboli Technology Co. Ltd., et. al., Case No. 9:22-cv-81576-AMC, in the United States District Court for the Southern District of Florida (the “Weiboli Case”) alleging trademark infringement the ‘616 Trademark and patent infringement of the ‘622 Patent against Shenzhen Weiboli Technology Co. Ltd. and its United States master distributors of certain e-cigarette products; and

WHEREAS, VPR also filed related cases in the Southern District of Florida against the same defendants, affiliates of defendants, or other distributors of ELFBAR products and products branded using VPR’s registered trademark ELF, including VPR Brands, LP v. Shenzhen iMiracle Technology Co. Ltd. et. al., Case No. 0:22-cv-62373-RS, and VPR Brands, LP v. iMiracle (HK) Limited and Heaven Gifts International Limited, Case No. 9:22-cv-81977-DMM;

WHEREAS, VPR also filed a related case in the Southern District of Georgia styled as VPR Brands LP v. iMiracle (HK) Ltd et al, 4:23-CV-115;

WHEREAS, VPR also filed a related case in the Southern District of Florida styled as VPR Brands LP v. GD Sigelei Electronic Tech Co. Ltd, Case No. 23-CV-80291;

WHEREAS, VPR has also filed challenges to the iMiracle Defendants’ ELFBAR and ELF-formative trademarks in various jurisdictions, including Canada, UK, Europe, and China;

WHEREAS, the Parties each deny any other Party’s allegations and claims in any of the litigations and desire to settle and compromise all disputes between them, including the currently pending litigations on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the terms and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, without admitting liability and in furtherance of judicial economy the Parties agree as follows:

1. Recitals. The recitals in this Agreement are hereby incorporated into and made part of this Agreement.

2. Definitions. As used in this Agreement, the following terms shall have the following meanings:

2.1. “iMiracle Defendants” means SHENZHEN WEIBOLI TECHNOLOGY CO. LTD, SHENZHEN IMIRACLE TECHNOLOGY CO. LTD., IMIRACLE (HK) LIMITED, and HEAVEN GIFTS INTERNATIONAL LIMITED.

2.2. “Distributor Defendants” means YLSN DISTRIBUTION LLC, ECTO WORLD LLC, D&A DISTRIBUTION LLC, UNISHOW (U.S.A.), INC., SV3 LLC dba MI-POD, and KINGDOM VAPOR INC.

2.3. “’622 Patent” shall mean United States Patent Number 8,205,622 entitled “Electronic Cigarette.”

2.4. “Actions” shall mean the following lawsuits

2.4.1. United States District Court for the Southern District of Florida:

2.4.1.1.	22-81576-CIV-CANNON/Reinhart

2.4.1.2.	22-62373-CIV-CANNON

2.4.1.3.	22-81977-CIV-CANNON

2.4.1.4.	23-80291-CIV-CANNON

2.4.2. United States District Court for the Southern District of Georgia

2.4.2.1.	4:23-CV-115

2.4.3. “ELF Trademark Challenge Proceedings” shall mean all trademark oppositions, invalidation actions, cancellation actions, and any other administrative, quasi-judicial, or similar proceedings initiated or maintained by VPR or any of its Affiliates against any ELF trademarks owned by iMiracle (HK) Limited and/or its Affiliates in any jurisdiction worldwide, including without limitation the following:

Territory	Mark	Case type	App. No.	Class	Case No.
Canada	ELFBAR & Device	Opposition	2118825	34
Canada	ELFLIQ	Opposition	2236148	34
EU	ELFBAR	Invalidation	018365272	34	Cancellation No. 000064136
EU	ELFLIQ (Stylized)	Invalidation	018731012	34	Cancellation NO 000064156
EU	Elfliq	Invalidation	018677759	34	Cancellation NO. 000064110
EU	ELFA	Invalidation	018633205	34	Cancellation NO 000064063
EU	ELF	Opposition	018944700	34	Opposition No. B 003209700
EU	ELFX (Stylized)	Opposition	018974230	34	Opposition No. B 003216767
EU	ELFIT	Opposition	018974275	34	Opposition No. B 003216943
EU	ELFA FUEL	Opposition	018975820	34	Opposition No. B 003216909
EU	ELFX MEGA	Opposition	019213965	34	Opposition No. B 003250723
UK	ELFBAR	Invalidation	UK00003646223	34	Invalidation Action No, CA000506850
UK	ELFLIQ (Stylized)	Invalidation	UK00003808398	34	Invalidation Action CA000506853
UK	Elfliq	Invalidation	UK00003770190	34	Invalidation Action No, CA000506852
UK	ELFA	Invalidation	UK00003739072	34	Invalidation Action No, CA000506851
UK	ELF	Opposition	UK00003974178	34	Opposition No. OP000445649
China	ELFTHC	Invalidation	75098265	34

2.5. “Agreement” shall mean this Litigation Resolution Agreement.

2.6. “Consideration for Dismissal” shall mean the amount of money paid by or on behalf of Defendants set forth in Section 3 below.

2.7. “Effective Date” shall mean the last date this Agreement executed by the Parties as indicated below.

2.8. “ELF Mark” shall mean the ‘616 Trademark for the mark ELF in International Class 34 for use in connection with “Electronic cigarette lighters; Electronic cigarettes; Smokeless cigarette vaporizer pipe” and all marks confusingly similar thereto including, and all other marks containing ELF to which VPR asserted rights worldwide including in the United Kingdom, Canada, the European Union, China, and all other countries where VPR asserted rights to ELF as a trademark.

2.9. “Party” shall mean a party to this Agreement.

2.10. “Affiliate(s)” of a Party means any entity that now owns or controls or is owned or controlled by, or is under common ownership or control with, the Party specified. For purposes of the preceding sentence, “owns or controls” shall mean the possession, directly or indirectly, of the power to direct, influence, or cause the direction of the management or policies of a corporation or the entity whether through ownership of voting securities, by contract, or otherwise, it being understood and agreed that with respect to a corporation, limited liability company, partnership, or other entity, “control” will include direct or indirect ownership of at least fifty percent (50%) of the voting stock, limited liability company interest, partnership interest, or other voting interest (or equivalent interest) in any such corporation, limited liability company, partnership, or other entity.

3. Consideration and Payment. The Defendants shall cause to be paid to the trust account for counsel for VPR for the benefit of VPR by wire transfer the Consideration in the amount of Five Million two hundred fifty thousand dollars and zero cents ($ 5,250,000.00) (the “Consideration”).

3.1. Defendants shall complete payment within ten (10) days after receipt of a correct and duly issued invoice from VPR, which shall be issued no sooner than the Effective Date;

3.2. VPR shall be solely responsible for, and shall bear, pay, and discharge, any and all taxes, duties, levies, withholdings, bank charges, wire transfer fees, escrow or trust account fees, governmental charges, and any other costs, fees, or expenses of any kind whatsoever arising out of or in connection with the receipt of the Consideration or the payments contemplated under this Agreement. The Defendants shall have no obligation to gross up or otherwise increase any payment on account of any such taxes, fees, or costs.

4. Dismissal of the Litigations. VPR and Defendants agree that within one (1) business day of receipt of the Payment in VPR’s attorneys’ trust account, VPR and Defendants will file stipulations of dismissal of the Actions with prejudice. Within five (5) business days of receipt of the Payment, VPR shall also file dismissals with prejudice of any other pending action in the United States and worldwide against every Defendant. The Parties acknowledge and agree that the present Agreement is intended to serve as a global resolution of all claims between the parties related to the ELF Mark and the ‘622 Patent.

5. Assignment of Trademarks, Withdrawal of Trademarks, License of Patent, and Covenant Not to Sue.

5.1. Assignment of Trademarks. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, VPR hereby irrevocably conveys, transfers, and assigns to iMiracle (HK) Limited all of VPR’s right, title, and interest in and to:

5.1.1. The ‘616 Trademark, and all United States trademark registrations and trademark applications for any elf-formative marks, including those set forth on 5.1.3 and 5.2 hereto and all issuances, extensions, and renewals thereof (the “Assigned Trademarks”), together with the goodwill of the business connected with the use of, and symbolized by, the Assigned Trademarks; provided that, with respect to any United States intent-to-use trademark applications set forth in 5.1.3,and 5.2 the transfer of such applications accompanies, the transfer of VPR’s business, or that portion of the business to which the trademark pertains, and that business is ongoing and existing, in compliance with 15 U.S.C. § 1060(a)(1);

5.1.2. In furtherance of, and to give full effect to, the assignment of the Assigned Trademarks together with the goodwill of the business associated therewith, and to avoid any assignment in gross, VPR shall transfer, assign, convey, and deliver to iMiracle (HK) Limited, at no additional consideration, certain tangible and/or intangible assets that are materially related to, and necessary to evidence and preserve, the goodwill symbolized by the Assigned Trademarks (the “Goodwill Assets”). The Goodwill Assets shall consist of such assets as are reasonably available to VPR and are customarily associated with the use, promotion, commercialization, or enforcement of the Assigned Trademarks, which may include, by way of example and not limitation:

(i) Historical packaging, labeling, artwork, and product design files used in connection with the Assigned Trademarks;

(ii) Domain names, social media accounts, and online assets incorporating or associated with the Assigned Trademarks, which shall, at VPR’s election, either

(a) be transferred or assigned to iMiracle (HK) Limited, or

(b) be permanently discontinued for any use in connection with the advertising, promotion, marketing, sale, or distribution of any ELF-branded or ELF-related electronic cigarette or vaping products, and shall not thereafter be reactivated or repurposed for any such use;

(iii) Prior trademark enforcement records or proceedings relating to the Assigned Trademarks; and;

(iv) Historical evidence of use, promotion, advertising, and sales of the Assigned Trademarks; and

(v) Other non-operational, historical materials reasonably requested by iMiracle (HK) Limited for purposes of evidencing the goodwill associated with the Assigned Trademarks.

Together with respect to all of the foregoing Goodwill Assets:

(i) all rights of any kind whatsoever of VPR accruing under any of the foregoing provided by applicable law of any jurisdiction, by international treaties and conventions, and otherwise throughout the world;

(ii) any and all royalties, fees, income, payments, and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and

(iii) any and all claims and causes of action with respect to any of the foregoing, whether accruing before, on, or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal and equitable relief for past, present, and future infringement, dilution, misappropriation, violation, misuse, breach, or default, with the right but no obligation to sue for such legal and equitable relief and to collect, or otherwise recover, any such damages.

VPR shall deliver, or cause to be delivered, all Goodwill Assets required to be transferred or made available pursuant to this Section within thirty (30) days following VPR’s receipt of the Consideration under this Agreement.

5.1.3. VPR shall, at its sole cost and expense, assign and transfer to iMiracle (HK) Limited all of VPR’s right, title, and interest in the ELF trademarks listed below in the United States:

Country	Mark	App. Date	No.	Class	Assignor	Assignee
US	ELF	2017-11-27	Serial No. 87697884 Reg. No. 5486616	34	VPR BRANDS, LP	iMiracle (HK) Limited
US	ELF (Stylized)	2022-09-15	97592702	34	VPR BRANDS, LP	iMiracle (HK) Limited

5.2. Pending ITU Application(s). Within 14-days of the execution of this Agreement, VPR agrees that it shall file with the USPTO a request for the express abandonment (withdrawal) of U.S. Application Serial No. 97834845 (the “‘845 App.”).

5.3. Withdrawal of Trademarks. At its sole cost and expense, VPR shall irrevocably withdraw and abandon the following trademark applications filed with the European Union Intellectual Property Office (“EUIPO”), the United Kingdom Intellectual Property Office (“UKIPO”), and the Canadian Intellectual Property Office (“CIPO”):

(i) European Union Trademark “ELF”, Application No. 018934320; and

(ii) United Kingdom Trademark “ELF”, Application No. UK00003965276, and

(iii) Canadian Trademark “ELF”, Application No. 2298303.

Such withdrawal and abandonment shall be completed promptly, and in no event later than ten (10) days following the Effective Date of this Agreement. VPR shall provide Defendants with written confirmation and official documentary evidence issued by EUIPO, UKIPO, and CIPO, as applicable, confirming the withdrawal and abandonment of each such trademark application.

5.4. Withdrawal of ELF Trademark Challenge Proceedings. VPR shall, and shall cause each of its Affiliates to, at their sole cost and expense, irrevocably withdraw, dismiss, and terminate all ELF Trademark Challenge Proceedings. Such withdrawal, dismissal, and termination shall be completed promptly, and in no event later than ten (10) business days following the Effective Date. VPR shall provide iMiracle (HK) Limited with written confirmation and official documentary evidence issued by the relevant trademark offices or other competent authorities confirming the withdrawal, dismissal, or termination of each such ELF Trademark Challenge Proceeding. VPR further covenants that neither it nor any of its Affiliates shall, directly or indirectly, re-file, re-initiate, continue, prosecute, or otherwise pursue any opposition, invalidation, cancellation, or other challenge against any ELF trademarks owned by iMiracle (HK) Limited and/or its Affiliates, whether in their own name or through any third party, in any jurisdiction worldwide. Any failure to comply with this Section shall constitute a material breach of this Agreement, entitling iMiracle (HK) Limited and its Affiliates to injunctive relief, specific performance, and any other remedies available at law or in equity.

5.5. Recordation and Further Actions. VPR shall execute the short-form Trademark Assignment Agreement attached hereto as Exhibit A and VPR hereby authorizes the Commissioner for Trademarks in the United States Patent and Trademark Office and the officials of corresponding entities or agencies in any applicable jurisdictions to record and register the trademark assignment upon request by iMiracle (HK) Limited Upon iMiracle (HK) Limited’s reasonable request, VPR shall take such steps and actions, and provide such cooperation and assistance to Defendants and its successors, assigns, and legal representatives, including the execution and delivery of any affidavits, declarations, oaths, exhibits, assignments, powers of attorney, or other documents, as may be necessary to effect, evidence, or perfect the assignment of the Assigned Trademarks to Defendants, or any assignee or successor thereto.

5.6. Sell-Off Period. iMiracle (HK) Limited agrees that VPR and EBL may sell off its existing inventory of ELF branded products already manufactured and in stock as of the Effective Date (“Sell-Off Inventory”) within the 75-day period after the Effective Date of this Agreement. VPR shall not, and shall cause its Affiliates not to, manufacture or produce any new products bearing the Assigned Trademarks, including but not limited to any products branded, labeled, packaged, or otherwise identified as “ELF” or any confusingly similar designation, at any time on or after the Effective Date. Upon expiration of the Sell-Off Period, VPR shall promptly destroy, at its sole cost and expense, any remaining unsold Sell-Off Inventory, if any. VPR shall provide Defendants with written certification of destruction, together with reasonable supporting evidence, which may include photographs, videos, or third-party destruction certificates, sufficient to confirm compliance.

5.7. Patent License. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, VPR hereby grants to Defendants a fully paid, worldwide, irrevocable, non-exclusive, perpetual license to the ‘622 Patent to make, have made, use, sell, offer for sale, import, export, purchase, supply, distribute, provide, advertise, market, or otherwise exploit products covered by the ‘622 Patent and any and all continuations, continuations-in-part (CIP), and divisionals thereof (or any other applications that claim any priority to any of the foregoing) filed in the United States or anywhere else worldwide.

5.7.1. Such license shall extend to and expressly cover Defendants’ past, present, future Affiliates, as well as their respective contract manufacturers, suppliers, distributors, wholesalers, retailers, customers, end users, and any other downstream or upstream business partners acting on behalf of, at the direction of, or in connection with Defendants.

5.7.2. VPR shall, at its sole cost and expense, take all actions necessary to maintain the ‘622 Patent in full force and effect, including the timely payment of all maintenance fees, annuities, renewal fees, and other official fees required by any governmental authority. If VPR elects not to maintain any ‘622 Patent right, VPR shall provide Defendants with at least sixty (60) days’ prior written notice, and Defendants shall have the right, but not the obligation, to pay such fees on VPR’s behalf, in which case VPR shall reimburse Defendants for such fees upon demand.

5.7.3. Any assignment, transfer, or conveyance of the ‘622 Patent shall be conditioned upon the transferee’s express written assumption of all obligations, covenants, licenses, and commitments of VPR under this Agreement, including without limitation the patent license and the covenant not to sue granted herein. This Agreement and the licenses granted hereunder shall run with the ‘622 Patent and shall be binding upon any successor-in-interest, assignee, or transferee of the ‘622 Patent.

5.8. Covenant Not to Sue. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, VPR and EBL, on behalf of themselves and their respective successors, assigns, and Affiliates, if any, hereby irrevocably and unconditionally covenant and agree, effective as of the Effective Date and for the maximum period permitted by law, that they shall not assert, threaten to assert, or otherwise bring or maintain any claim, demand, action, or proceeding of any kind against Defendants or any of their Affiliates, successors, assigns, customers, distributors, manufacturers, suppliers, or end users, anywhere in the world, based on or arising out of:

(i) Patents: the ‘622 Patent, and any and all continuations, continuations-in-part (CIPs), divisionals, reissues, reexaminations, extensions, foreign counterparts, or any other patent applications or patents that claim priority to, or are derived from, any of the foregoing, whether filed or granted in the United States or in any other jurisdiction worldwide; and

(ii) Trademarks: the ELF Mark and the Assigned Trademarks, including without limitation the “ELF” trademark and any stylized versions thereof, together with any applications, registrations, renewals, extensions, foreign counterparts, common-law rights, and goodwill associated therewith, whether existing now or hereafter, to the extent based on ownership, use, enforcement, or assertion of such trademark rights.

This covenant not to sue shall apply to all claims of infringement, dilution, unfair competition, false designation of origin, passing off, misappropriation, or similar claims, whether arising under statute, common law, equity, or otherwise, and shall apply regardless of when such claims accrued or may accrue, including past, present, and future acts.

5.9. Covenant Not to Oppose. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, VPR and EBL, on behalf of themselves and their successors and assigns, and Affiliates if any, covenants indefinitely that they shall not, directly or indirectly, challenge, oppose, cancel, invalidate, or otherwise contest, or assist any third party in challenging, opposing, canceling, invalidating, or otherwise contesting, the validity, enforceability, or ownership of any ELF trademarks currently owned, applied for, or hereafter acquired by Defendants, whether such trademarks were originally owned by Defendants or acquired from VPR pursuant to this Agreement or any related agreement in any jurisdiction worldwide, including before any court, trademark office, administrative body, or other governmental authority.

5.10. Covenant Not to Refile. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, VPR and EBL, on behalf of themselves and their respective successors, assigns, and Affiliates, hereby covenant indefinitely that they shall not, directly or indirectly, file, re-file, apply for, reapply for, revive, convert, replace, prosecute, maintain, or otherwise seek to register or obtain: (a) the ELF trademarks or the Assigned Trademarks; or (b) any trademark that is identical or confusingly similar to any of the foregoing trademarks in any jurisdiction worldwide. VPR and EBL shall not, directly or indirectly assist any third party in using, adopting, registering, applying for any mark identical or confusingly similar to the ‘616 Trademark and the Assigned Trademarks.

6. Releases.

6.1. Release to Defendants. Except for the obligations set forth in this Agreement, for and in consideration of the terms and conditions of this Agreement, as well as for other consideration identified in this Agreement, the sufficiency of which is hereby acknowledged, VPR and EBL, on their own behalf and on behalf of their agents, owners, members, shareholders, equity holders, directors, board members, partners, managers, employees, representatives, predecessors, licensees, sublicensees, successors and assigns, releases and forever discharges Defendants and their respective affiliates, current and former employees, agents, officers and directors, member, shareholders, suppliers and manufactures, successors-in-interest, predecessors-in-interest, and customers from all claims, liabilities or causes of action, of any nature whatsoever, anywhere worldwide, arising on or before the Effective Date without exception, regarding all injuries, damages, attorney fees or expenses, past, present, future known or unknown, matured or unmatured, and the consequences thereof, including, but not limited to, those arising out of, incidental to or in any way connected with the facts, events, or occurrences underlying or giving rise to or otherwise related to, the allegations in the Actions, or alleged infringement of the ELF Mark or ‘622 Patent from the beginning of time until the Effective Date.

6.2. Release to VPR by Defendants. For and in consideration of the promises set forth in this Agreement, the sufficiency of which is hereby acknowledged, Defendants, on their own behalf and on behalf of its agents, owners, members, shareholders, equity holders, directors, board members, partners, managers, employees, representatives, predecessors, successors and assigns, releases and forever discharges VPR and EBL, and their respective affiliates, current and former employees, agents, officers and directors, member, shareholders, suppliers and manufactures, successors-in-interest, predecessors-in-interest, and customers, from all claims, liabilities or causes of action, of any nature whatsoever, arising on or before the Effective Date without exception, regarding all injuries, damages, attorney fees or expenses, past, present, known or unknown, matured or un-matured, and the consequences thereof, including, but not limited to, those arising out of, incidental to or in any way connected with the facts, events, or occurrences underlying or giving rise to or otherwise related to, the allegations in the Action, or infringement of the ELF Mark or ‘622 Patent, from the beginning of time until the Effective Date.

7. REPRESENTATIONS AND WARRANTIES; INDEMNITY

7.1. VPR Representations, Warranties and Covenants. VPR represents and warrants that: (i) it is the sole and exclusive owner of all right, title, and interest in and to the ‘622 Patent, and that no other Third Party owns any right to recover for infringement of or to assert any rights in or under the ‘622 Patent; (ii) it has the full and exclusive authority to grant the licenses in the ‘622 Patent as set for the herein; (iii) it has all rights necessary to effect the complete, irrevocable assignment of the ELF mark, including the ‘616 Trademark and the Assigned Trademarks as set for the herein; (iv) it has the full, sole, and exclusive right to grant the releases and covenants set forth herein without the need for any consents, authorizations, or approvals not yet granted or obtained; (v) there are no liens, conveyances, mortgages, assignments, encumbrances, or any other agreements or understandings that would prevent or impair the full and complete exercise of the terms of this Agreement, including the grant of the licenses, assignment of trademarks, and releases hereunder; (vi) VPR has no Affiliates; (vii) VPR has not assigned or otherwise transferred to any other Entity any rights to the ‘622 Patent or the ‘616 Trademark or any of the Assigned Trademarks or otherwise that would conflict or prevent it from entering into this Agreement; (viii) ELF Brand, LLC was the only licensee of the ‘616 Trademark and ELF Brand, LLC agreed to the termination of its license; (ix) ELF Group, LLC was the only sublicensee of the ‘616 Trademark and the sublicense to ELF Group, LLC was terminated in 2024; and (x) VPR is not involved in any action or proceeding, or under the threat of any action or proceeding, brought by any third party against VPR or its directors, officers, employees, or licensees, concerning any rights associated with the ‘622 Patent, ‘616 Trademark, and/or any of the Assigned Trademarks.

7.2. ELF Brand, LLC Representations, Warranties, and Covenants. ELF Brand LLC represents and warrants that, to its knowledge, it was the only licensee of the ‘616 Trademark and that it only had 1 sub licensee, namely Elf Group, LLC. Elf Brand LLC further represents and warrants its express understanding that its license to the ‘616 Trademark was terminated or at the latest terminates immediately at the Effective Date and that, aside from the Phase-Out period, Elf Brand, LLC has no further right, permission, or license to use or receive the benefit of the ‘616 Trademark or any Elf-formative trademarks.

7.3. VPR and ELF Brand, LLC Representations, Warranties and Covenants relating to ELF Group, LLC. VPR represents and warrants that, to its knowledge, ELF Group, LLC was the only sublicensee of the ‘616 Trademark. VPR further represents and warrants that the sublicense to the ‘616 Trademark was validly and effectively terminated in 2024, but if not, VPR terminates immediately at the Effective Date and that, aside from the Phase-Out period, Elf Group, LLC has no further right, permission, or license to use or receive the benefit of the ‘616 Trademark or any Elf-formative trademarks, and VPR expressly agrees that VPR’s indemnification obligations under this Agreement encompass and include the representations, warranties and covenants contained in this section. ELF Brand, LLC, represents and warrants that it has taken all action necessary to validly and effectively terminate the sublicense of the ‘616 Trademark to ELF Group, LLC, and that such sublicense has indeed been validly and effectively terminated.

7.4. Defendants Representations, Warranties, and Covenants. Defendants represent, warrant and covenant that except in defense to a claim of patent infringement (a) they will take no action, directly or indirectly to render any claim of the ‘622 Patent invalid or unenforceable or not infringed, (b) that they will take no action, directly or indirectly to aid or assist any anyone to render any claim of the ‘622 Patent invalid or unenforceable or not infringed, and (c) that they will take no action, directly or indirectly, to aid or assist any Third Party to render any claim of the ‘622 Patent invalid or unenforceable or not infringed.

7.5. Mutual Representations and Warranties. Each Party represents and warrants that, as of the Effective Date, (1) it has the authority to execute this Agreement and has full right, power, and authority to enter into this Agreement and to be legally bound by the terms, conditions, covenants, and releases set forth herein, and (2) this Agreement and its performance under this Agreement will not violate any other agreements between it and any other Entity.

7.6. Indemnification for Sell-Off Period Violations. VPR shall indemnify, defend, and hold harmless Defendants and their respective past and present parents, subsidiaries, affiliates, officers, directors, members, managers, employees, agents, successors, and assigns (collectively, the “Indemnified Parties”) from and against any and all claims, demands, actions, causes of action, damages, losses, liabilities, judgments, penalties, fines, costs, and expenses (including reasonable attorneys’ fees and costs) arising out of, relating to, or resulting from VPR’s breach or violation of the Sell-Off Period, including without limitation: (a) any use, sale, offer for sale, distribution, advertising, or promotion by VPR of the Mark after expiration of the Sell-Off Period; (b) any use by VPR of the ELF Mark outside the scope expressly permitted during the Sell-Off Period; or (c) any failure of VPR to cease use of the ELF Mark as required by this Agreement. This indemnification obligation shall apply regardless of whether such claims are asserted by third parties or by Defendants, shall survive the expiration of the Sell-Off Period and the execution of the Assignment of the ELF Mark, and shall be in addition to, and not in limitation of, any other remedies available to Defendants at law or in equity.

8. Breach; Remedies.

8.1. The Parties acknowledge and agree that the material obligation of Defendants under this Agreement is the payment of the Consideration in accordance with Clause 3 of this Agreement.

8.2. The Parties further acknowledge and agree that the following obligations of VPR are fundamental and material to this Agreement:

(i) the assignment and transfer of the Assigned Trademarks in accordance with this Agreement;

(ii) the delivery of the Goodwill Assets as required herein;

(iii) the Patent License as described in Section 5.7 herein; and

(iv) the withdrawal, dismissal, or termination of the trademark applications, oppositions, invalidation actions, and other trademark proceedings specified in this Agreement.

8.3. Any failure by VPR or Defendants to timely perform any of the material obligation(s), or any material violation thereof, shall constitute a material breach of this Agreement. In the event of a material breach, the non-breaching Party shall be entitled to seek injunctive relief, specific performance, and any other equitable relief available under applicable law, without the necessity of proving actual damages, to the extent permitted by law, in addition to any other remedies available at law or in equity.

8.4. With respect to any breach of this Agreement that does not constitute a material breach as defined in this Section, the non-breaching Party shall be entitled to pursue all remedies available under applicable law or equity, including monetary damages, equitable relief, and recovery of reasonable attorneys’ fees and costs, as appropriate. The Parties agree that the prevailing party in such a dispute shall be entitled to recover its reasonable attorney’s fees.

8.5. Nothing in this Section shall be construed to limit, waive, or exclude any rights or remedies otherwise available to the Parties under this Agreement or applicable law.

9. DISCLOSURE OF SETTLEMENT.

9.1. The Parties acknowledge that VPR is a publicly traded company registered with the U.S. Securities and Exchange Commission (the “SEC”) and is required, pursuant to mandatory provisions of applicable United States securities laws and/or regulations to disclose certain information regarding this Agreement.

9.2. Defendants acknowledge and agree that within four business days following execution of this Agreement, VPR intends to file with the SEC, as required by applicable U.S. federal securities laws and/or regulations, a Current Report on Form 8-K relating to the Agreement, substantially in the form delivered to the Defendants on or before the execution date of this Agreement. VPR shall consider in good faith any reasonable comments from Defendants regarding the form and content of such disclosure, with the understanding that VPR must comply with, and intends to comply with, all applicable provisions of U.S. federal securities laws and/or regulations in connection with disclosures concerning this Agreement.

10. DISPUTE RESOLUTION

10.1. Notice & Cure. Any claim, controversy or dispute relating to the interpretation or enforcement of the terms of this Agreement (a “Dispute”) between the Parties shall be resolved as set forth in this Section. In the case of a Dispute, a Party shall have fifteen (15) days from the receipt of notification of the Dispute to cure or remedy the Dispute. The Parties agree to make good faith efforts to meet and confer to try to resolve any such Dispute. All Notices of a potential Dispute shall be provided to counsel for the respective Parties as follows:

To VPR:	Joel B. Rothman
SRIPLAW
21301 Powerline Rd Suite 100
Boca Raton, FL 33433
Tel: (561) 404-4350
Email: joel.rothman@sriplaw.com

To iMiracle Defendants:	Woodrow H. Pollack
Shutts & Bowen LLP
4301 W. Boy Scout Blvd., Suite 300
Tampa, FL 33607
Tel: (813) 229-8900
Email: wpollack@shutts.com

To Distributor Defendants:	Joe Smith
Thompson Hine LLP
1919 M Street, N.W., Suite 700
Washington, D.C. 20036-3537
Tel: (202) 331-8800
Email: Joe.Smith@ThompsonHine.com

10.2. Mediation. If a Dispute remains unresolved after fifteen (15) days, the Parties agree to submit the Dispute to mediation before mutually agreed-upon mediator Mark Stein, Esq at a mutually agreeable time and place. The mediation shall be attended by at least one person from each Party with full authority to settle the Dispute at mediation. The Parties agree to mediate the Dispute in good faith. However, should the Dispute not be resolved despite the Parties’ good faith efforts during mediation, the Parties shall be able to pursue all available legal rights and recourse. If the Parties are unable to mutually agree to a mediation within forty-five (45) days of the initial notice, any Party shall be entitled to pursue all available legal rights and recourse in a court of competent jurisdiction.

11. GENERAL PROVISIONS

11.1. Governing Law, Jurisdiction and Venue. This Agreement shall be governed by, interpreted and construed in accordance with the laws of the State of Florida, without reference to conflicts of laws principles. The jurisdiction and venue for any dispute shall be state or federal court for the Southern District of Florida.

11.2. Comprehension. Each Party acknowledges to the other Party that it has been represented by independent legal counsel of its own choice, or has had the opportunity to seek legal counsel, throughout all of the negotiations which preceded the execution of this Agreement and that it has executed this Agreement with the consent and on the advice of such independent legal counsel, if so retained. Each Party further acknowledges that it and its counsel have had adequate opportunity to make whatever investigation or inquiry they may deem necessary or desirable in connection with the subject matter of this Agreement prior to the execution hereof. Each Party has authorized, or directed their respective attorneys to execute and deliver, such other and further documents as may be required to carry out the terms and conditions of this Agreement.

11.3. Interpretation. The language of this Agreement has been approved by counsel for the Parties. The language of this Agreement shall be construed as a whole according to its fair meaning and none of the Parties (or the Parties’ respective attorneys) shall be deemed to be the draftsman of this Agreement in any action which may hereafter arise between the Parties. The bolded headings and captions used herein shall not be used to interpret or construe this Agreement.

11.4. Entire Agreement. This is an enforceable Agreement. This Agreement, including any attached exhibits which are incorporated by reference herein, constitute the entire agreement between the Parties and supersede all previous communications, representations, agreements or understandings, either oral or written, between the Parties with respect to the subject matter hereof. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party hereto which specifically refers to this Agreement.

11.5. Waiver. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving Party.

11.6. Severability. If any provision of this Agreement shall be determined to be invalid, illegal or unenforceable under any controlling body of law, that provision shall be reformed, construed and enforced to the maximum extent permissible; and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Without limiting the foregoing, the Parties expressly agree that the transactions contemplated by this Agreement, including without limitation the assignment of trademarks, the transfer of goodwill and goodwill-related assets, the grant of patent licenses, the covenants not to sue, and the withdrawal or dismissal of trademark applications and proceedings, are intended to be separate, severable, and independent transactions. Accordingly, the invalidity, illegality, unenforceability, or defect of any particular assignment, transfer, license, or covenant shall not affect the validity, enforceability, or effectiveness of any other assignment, transfer, license, or covenant set forth in this Agreement, which shall remain in full force and effect to the maximum extent permitted by law.

11.7. Survival. To the extent that any terms or conditions of this Agreement provide for rights, interests, duties, claims, undertakings, or obligations subsequent to the termination or expiration of this Agreement, those terms or conditions shall survive such termination or expiration.

11.8. Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original hereof, but all of which together shall constitute one and the same instrument. Delivery of signatures by means of facsimile or electronic mail shall be as effective as original signatures.

11.9. Bankruptcy. Each party acknowledges that all rights and licenses granted by it under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. Each party acknowledges that if such party, as a debtor in possession or a trustee-in-bankruptcy in a case under the Bankruptcy Code, rejects this Agreement, the other party may elect to retain its rights under this Agreement as provided in Section 365(n) of the Bankruptcy Code. Each party irrevocably waives all arguments and defenses arising under 11 U.S.C. § 365(c)(1) or successor provisions to the effect that applicable law excuses the party, other than the debtor, from accepting performance from or rendering performance to an entity other than the debtor or debtor in possession as a basis for opposing assumption of the Agreements by the other party in a case under Chapter 11 of the Bankruptcy Code to the extent that such consent is required under 11 U.S.C. § 365(c)(1) or any successor statute.

11.10. Duty to Effectuate. The Parties agree to perform any lawful additional acts, including the execution of additional agreements, as are reasonably necessary to effectuate the purpose of this Agreement.

11.11. Relationship of Parties. Nothing in this Agreement shall be deemed to constitute the Parties or their Affiliates as joint venturers, partners, or agents of each other. No Party or its Affiliates shall be liable for any debts, accounts, obligations, or other liabilities of any other Party or its Affiliates. No Party or its Affiliates is authorized to incur any debts or other obligations of any kind on the part of or as an agent for the other, except as may be specifically authorized in writing.

11.12. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns whether by merger, consolidation, operation of law, or otherwise.

11.13. Notices. All notices or communications between the Parties that relate to this Agreement shall go to respective legal counsel via email.

11.14. Miscellaneous. The parties acknowledge and agree that this Agreement is the result of negotiation, and that all parties had opportunity for legal counsel. Therefore, there is no presumption against the drafter with respect to interpretation of any of the provisions.

IN WITNESS WHEREOF, the Parties do hereby execute this Agreement by duly authorized officials as of the Effective Date indicated below.

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